SCHEDULE 14A

(RULE 14A - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. 2)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6 (e) (2) )

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

Ohio Casualty Corporation

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Please Note

•	Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a proxy statement of Ohio Casualty and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OHIO CASUALTY CORPORATION AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Ohio Casualty on the SEC’s website at http://www.sec.gov. Free copies of Ohio Casualty’s SEC filings are also available from Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, Attention: Investor Relations.

•	Participants in the Solicitation

Ohio Casualty and its executive officers, directors, other members of management, employees and Liberty Mutual may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ohio Casualty’s shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of Ohio Casualty is set forth in its definitive proxy statement for its 2007 annual meeting filed with the SEC on April 4, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed transaction.

Ohio Casualty Corporation

2007 Annual Shareholders Meeting

May 16, 2007

10:30 a.m. EST

Cindy Denney, Assistant VP of Corporate Communications

Good morning. I’m Cindy Denney, Assistant Vice President of Corporate Communications. It is my pleasure to begin this year’s annual meeting of shareholders of Ohio Casualty Corporation.

I’d like to introduce the two individuals who will host today’s meeting. First, via the phone, we have Chief Executive Officer of Ohio Casualty Corporation, Dan Carmichael. Dan will be assisted by our board’s lead director Stan Pontius, who is with us in person today.

I’d like to remind you that this meeting is being webcast and will be available for play back. You can find this information on our corporate website at www.ocas.com.

Dan, please go ahead and start the meeting.

Dan Carmichael - Ohio Casualty Corporation - Pres. CEO

Thank you, Cindy. And good morning everyone. Welcome to the year 2007 annual meeting of the Ohio Casualty Corporation. This is our 38th annual meeting of our company.

I apologize for not being with you in person today. But I, along with members of our senior strategy team, are with our top agents at this year’s Conference of Champions. Thanks to technology, though, I’m able to join you for this annual meeting.

As you may be aware, last week, on May 7th, we announced that the company entered a definitive agreement whereby Liberty Mutual proposes to acquire Ohio Casualty Corporation and its subsidiaries, subject to shareholder and regulatory approvals and the other customary closing conditions.

We have begun the process to obtain the approval of shareholders and regulators, which includes the Federal Trade Commission and the insurance departments of the states of Ohio and Indiana. This process will require another meeting of shareholders, which we expect will occur in the July time frame.

The important thing to note for today’s meeting, however, is that the approval process puts us into a quiet period during which we are unable to comment on the transaction in any way. Since we’re in the process of soliciting votes of our shareholders, all of the information about this transaction will be included in the new proxy. We expect the new proxy to be mailed to all shareholders in approximately six weeks.

As a result of this pending transaction, we will not consider or conduct our annual, normal annual meeting in which we would typically discuss operating results and provide an update on the execution of our current strategic plan.

Instead, today’s meeting will focus only on the shareholder ballot issues that were described in the April 4th, 2007 proxy. For that agenda, I will now pass the gavel to our lead director, Stan Pontius.

Stan, thank you very much for leading today’s annual meeting.

Stanley Pontius - Ohio Casualty Corporation - Director

You’re welcome, Dan.

And good morning, everyone. It’s a pleasure to be here. I’m pleased to be a part of this annual meeting and to be sure we cover all the business of this meeting this morning.

Before we start, I’d like to announce we have with us today representatives of our independent auditors, Ernst & Young.

And we have with us over here: Ray Smith, Steve Kane and Max Mendack. I’m told that the notice of this meeting, the proxy statement and the annual report were mailed properly. The corporate secretary, Deb Crane, has certificates covering the mailing. I’ve also been advised that a quorum is present for this meeting.

Now, this year we’re voting on the election of three directors, the adoption of an incentive plan for executive officers, and ratifying the appointment of our independent public accountants.

We need to appoint tellers to assist us with this election. And today I’ve asked Cheryl McCullough, our chief auditor, to serve as head teller. Mark Bright and Scott Reynolds will be assistant tellers helping her with this count.

All of you have received proxies either in the mail or electronically. But I do need to ask, is there anyone present today who would like to vote in person? If you would like to do that, please raise your hand and I’ll have Cheryl bring a ballot to you.

Okay. Seeing none, then I will continue then with the meeting. We begin with the election of three directors under Class 2 for a three-year term expiring in the year 2010. The nominees for these directors positions are Terrence J. Baehr, Stanley M. Pontius and Ronald W. Tysoe.

Our second item that we’re going to consider today is to approve the adoption of the Ohio Casualty Insurance Company Annual Incentive Plan for Executive Officers. And, lastly, the third item is to ratify the appointment of Ernst & Young as our independent public accountants for the fiscal year of 2007.

Since we have no ballots to turn in, we’ll move right to the teller’s tabulation. As the tellers tabulate those vote counts, I’m going to turn it back to Dan and see if — Dan you have another comment or two. If you would, please.

Dan Carmichael - Ohio Casualty Corporation - Pres. CEO

Thanks, Stan. Since we are not in a position to comment on the proposed acquisition of the company by Liberty Mutual we will only entertain questions related to these three issues as described by Stan.

As I indicated earlier, detailed information about the proposed transaction with Liberty Mutual will be contained in the upcoming proxy.

Stan.

Stanley Pontius - Ohio Casualty Corporation - Director

Thank you, Dan. I need to ask, do we have any questions here in the room regarding the proxy issues that are currently under consideration? That being the election of directors, the incentive plan or the appointment of Ernst & Young?

Any questions in that regard?

Cheryl, may I ask you to come down and present the teller’s report, please.

Cheryl McCullough - Ohio Casualty Corporation - Chief Auditor

I’m pleased to report that the following three directors have been elected to a term expiring in 2010:

Terrence J. Baehr, 54,118,917 votes for, 594, 339 votes withheld. Stanley M. Pontius, 53,371,750 votes for, 1,341,206 votes withheld. Ronald W. Tysoe, 54,080,603 votes for, 632,352 votes withheld.

Stanley Pontius - Ohio Casualty Corporation - Director

Thank you. I hereby declare the election of those directors.

Cheryl, the next item under consideration was the annual incentive plan. If you would, please.

Cheryl McCullough - Ohio Casualty Corporation - Chief Auditor

The Ohio Casualty Insurance Company Annual Incentive Plan for Executive Officers was approved. 50,745,073 votes for, 3,142,045 votes against. 825,837 votes withheld.

Stanley Pontius - Ohio Casualty Corporation - Director

Thank you. Last of all, the appointment of our independent public accountant.

Cheryl McCullough - Ohio Casualty Corporation - Chief Auditor

The shareholders have ratified the appointment of Ernst & Young LLP as independent public accountants for the fiscal year 2007. 54,343,649 votes for. 328,428 votes against. 40,877 votes withheld.

Stanley Pontius - Ohio Casualty Corporation - Director

Thanks again. And I hereby declare the appointment of Ernst & Young as our independent public accountants for the fiscal year of 2007.

Dan, back to you. Do you have any final comments for us this morning?

Dan Carmichael - Ohio Casualty Corporation - Pres. CEO

Yes, Stan. First of all, thank you for leading today’s meeting.

I want to thank all of those who have attended. Most of all, thank you for your support of today’s three ballot issues.

Thank you all.

Stan.

Stanley Pontius - Ohio Casualty Corporation - Director

The conclusion of the teller reports completes the agenda item for this meeting. As we have no more business to come before us this morning, I therefore declare this annual meeting of the shareholders of the Ohio Casualty Corporation adjourned.

Thank you so much for being here today.